EXHIBIT 5.1




                                   Montreal, July 13, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

               I, Jean Pierre Ouellet, Chief Legal Officer and Corporate Secretary of Canadian National Railway Company, a Canadian corporation (the "Company"), have acted as counsel to the Company in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of 1,508,933 shares of the Company's Common Stock, without par value (the "Shares").

               I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purposes of rendering this opinion.

               On the basis of the foregoing and assuming the due execution and delivery of certificates representing the Shares, I am of the opinion that the Shares have been duly authorized and, when issued and delivered against payment, will be validly issued, fully paid and non-assessable.

               I am a member of the Bar of the Province of Quebec and the foregoing opinion is limited to the laws of the Province of Quebec and the laws of Canada applicable therein. As to all matters governed by or relating to laws other than the laws of the Province of Quebec and the laws of Canada applicable therein, I do not express any opinion.

               I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

               This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.
                                        Very truly yours,

                                        /s/ Jean Pierre Ouellet
                                        ------------------------
                                        Jean Pierre Ouellet